UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2008

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut		06074
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number, including area code:		(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 21, 2008, Gerber Scientific, Inc. (the “Company”) borrowed $30.0 million under its existing $125.0 million revolving Credit Agreement, dated as of January 31, 2008 to finance its acquisition of Virtek Vision International, Inc. (“Virtek”).  The Credit Agreement contains customary events of default, including failure by the borrowers to make payment when due, failure by the borrowers to comply with specified covenants, conditions or agreements, and specified events of bankruptcy, insolvency, or similar events affecting the borrowers.

The information set forth under Item 8.01 of this report and the news release filed as Exhibit 99.1 to this report are incorporated in this Item 2.03 by reference in their entirety.

Item 8.01                      Other Events

On October 22, 2008, the Company announced that its wholly owned Canadian subsidiary, Gerber Scientific Canada Inc., has taken up 29,369,010 common shares (approximately 88%) of Virtek under the offer to acquire all of the common shares of Virtek at a price of C$1.05 cash per common share. This transaction was financed under the Company’s $125.0 million revolving Credit Agreement.

The Company will seek to complete a compulsory acquisition transaction to acquire the remaining outstanding shares of Virtek as soon as possible. Following the completion of such a transaction, the Company intends to de-list the common shares of Virtek and to cause Virtek to cease to be a reporting issuer.

A copy of the Company’s news release containing the announcement is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 8.01.

Item 9.01                      Financial Statements and Exhibits

(d)  Exhibits

The following documents are filed herewith as exhibits to this report:

Exhibit Number	Description of Exhibits

99.1	News Release dated October 22, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.

Date: October 24, 2008	By:	/s/ John J. Krawczynski
John J. Krawczynski Vice President, Chief Accounting Officer and Corporate Controller (On behalf of the Registrant and as Duly Authorized Officer)